Exhibit (a)(5)(v)

Media Contacts

Gina Sheibley

VP Corporate Communications, Salesforce

gsheibley@salesforce.com

(917) 297-8988

John Cummings

VP of Investor Relations Salesforce

jcummings@salesforce.com

(415) 866-6628

James Hillier

VP of Investor Relations, Demandware

jhillier@demandware.com

(781) 425-7675

Salesforce Completes Tender Offer for Outstanding Shares of Demandware

SAN FRANCISCO—July 11, 2016—Salesforce (NYSE: CRM), the Customer Success Platform and world’s #1 CRM company (http://www.salesforce.com/), today announced the successful completion of its previously announced tender offer for all of the outstanding shares of common stock of Demandware, Inc. (“Demandware”) at a price of $75.00 per share, net to the seller in cash, without interest thereon and less any required withholding taxes.

The tender offer expired at 12:00 Midnight New York City Time, on Friday, July 8, 2016 (which was the end of the day on Friday, July 8, 2016) and was not extended. As of the expiration of the offer, a total of approximately 24,718,367 Demandware shares were validly tendered in the offer and not validly withdrawn, representing approximately 64.4% of the outstanding common stock of Demandware. In addition, notices of guaranteed delivery were delivered with respect to approximately 6,188,389 shares, representing approximately 16.1% of the outstanding common stock of Demandware. All validly tendered shares have been accepted for payment, which will be made in accordance with the terms of the tender offer.

Salesforce expects to complete the acquisition of Demandware later today through a merger pursuant to Section 251(h) of the General Corporation Law of the State of Delaware. All remaining shares of Demandware common stock not purchased in the tender offer (other than shares held in the treasury of Demandware and any shares owned by any subsidiary of Demandware, Salesforce, Dynasty Acquisition Corp. or any other subsidiary of Salesforce and shares held by any Demandware stockholder who has properly and validly exercised their dissenters’ rights of appraisal in respect of such shares) will be converted into the right to receive the same $75.00 per share, net to the seller in cash, without interest thereon and less any required withholding taxes, that will be paid in the tender offer. Upon completion of the merger, Demandware will become a wholly-owned subsidiary of Salesforce.

As a result of the completed tender offer and pending completion of the merger expected today, Demandware’s common stock ceased trading prior to the open of the market on July 11, 2016 and will no longer be listed on the New York Stock Exchange.

About Salesforce

Salesforce, the Customer Success Platform and world’s #1 CRM company, empowers companies to connect with their customers in a whole new way. For more information about Salesforce (NYSE: CRM), visit: http://www.salesforce.com.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to the acquisition of Demandware by Salesforce. All statements other than historical facts included in this press release, including, but not limited to, statements regarding the timing and the closing of the transaction, the financing for the transaction, the expected benefits of the transaction, prospective performance and future business plans, and any assumptions underlying any of the foregoing, are forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown, or unknown risks or uncertainties materialize, actual results could vary materially from the parties’ expectations and projections. Risks and uncertainties include, among other things: the integration of Demandware’s business into Salesforce is not as successful as expected; the failure to realize anticipated synergies and cost savings; the failure of Salesforce to achieve the expected financial and commercial results from the transaction; other business effects, including effects of industry, economic or political conditions outside either company’s control; transaction costs; actual or contingent liabilities; as well as other cautionary statements contained elsewhere herein and in Salesforce’s and Demandware’s periodic and other reports filed with the Securities and Exchange Commission including the factors set forth in their most recent annual reports on Form 10-K and quarterly reports on Form 10-Q, the Tender Offer Statement on Schedule TO and other tender offer documents filed by Salesforce, and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Demandware. These forward-looking statements reflect Salesforce’s expectations as of the date of this press release. Salesforce undertakes no obligation to update the information provided herein.